[logo]

HMN Financial, Inc.
1016 Civic Center Drive NW
Rochester, MN 55901
Phone 507-535-1200
Fax 507-535-1300

NEWS RELEASE                 CONTACT: Michael McNeil
                                                                                     President
                                                                                     HMN Financial, Inc. (507) 535-1202

FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Highlights

    Diluted earnings per share up $0.20, or 62.5%, over the second quarter of 2002

    Net interest income increased by $645,000, or 12.2%, over the second quarter of 2002

    Loan sale gains increased $1.0 million, or 206.2%, over second quarter of 2002

    Amortization of mortgage servicing rights increased $937,000, or 547.6%, over second quarter of 2002

Year to Date Highlights

    Diluted earnings per share up $0.05, or 6.1%, over the first six months of 2002

    Amortization of mortgage servicing rights increased $1.5 million, or 396.6%, over first six months of 2002

EARNINGS SUMMARY	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net Income	$2,030,228	1,268,039	$3,419,768	3,236,011
Diluted earnings per share	0.52	0.32	0.87	0.82
Return on average assets	1.06%	0.72%	0.91%	0.92%
Return on average equity	10.45%	6.75%	8.84%	8.79%
Book value per share	$17.44	$16.71	$17.44	$16.71

ROCHESTER, MINNESOTA, July 25, 2003. . . HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $786 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.0 million for the second quarter of 2003, up $762,000, or 60.1%, from net income of $1.3 million for the second quarter of 2002. Diluted earnings per common share for the second quarter of 2003 were $0.52, up $0.20, from $0.32 for the second quarter of 2002.

                                                                                                                                    more . . .

Second Quarter Results

Net Interest Income

In comparing the second quarter of 2003 to the second quarter of 2002, net interest income increased by $645,000, or 12.2%, to $5.9 million for the second quarter of 2003. Interest income was $11.0 million for the second quarter of 2003, an increase of $525,000 from $10.5 million for the same period in 2002. Interest income increased primarily because of an increase in the average interest earning assets outstanding. During the 12-month period ending on June 30, 2003, the Federal Reserve reduced the Federal Funds interest rate two times and the Wall Street Journal prime rate decreased from 4.75% to 4.00%. As a result, loans with rates that were indexed to prime, such as commercial loans and consumer lines of credit, earned less interest income. The decrease in rates was more than offset by the growth in interest earning assets. The increase in interest earning assets was caused primarily by increases in originated commercial real estate loans that were funded by increased deposits, Federal Home Loan Bank advances, and investment sales. Deposits increased between the periods primarily due to the growth in checking and money market account balances. Interest expense declined by $120,000 primarily because of a decrease in the interest rates paid on deposit accounts and because of the increase in checking and money market accounts, which generally have lower interest rates than other deposit accounts.

Provision for Loan Losses

The provision for loan losses was $490,000 for the second quarter of 2003, an increase of $180,000, or 58.1%, from $310,000 for the second quarter of 2002. The provision for loan losses increased primarily due to the $27 million in growth that was experienced in the commercial and consumer loan portfolios during the quarter. Commercial and consumer loans generally require a larger provision due to the greater inherent credit risk of these loans. Total non-performing assets were $7.0 million at June 30, 2003, an increase of $799,000, or 13.0%, from $6.2 million at March 31, 2003.

Non-Interest Income and Expense

Non-interest income was $2.7 million for the second quarter of 2003, an increase of $1.5 million, or 125.9%, from $1.2 million for the same period in 2002. Non-interest income increased by $1.0 million due to an increase in the gains recognized on the sale of single family residential loans. Non-interest income also increased by $198,000 due to increased gains recognized on the sale of securities, $165,000 due to an increase in fees and service charges, $62,000 due to an increase in mortgage servicing fees, and $83,000 due to an increase in the earnings in limited partnerships.

Non-interest expense was $5.2 million for the second quarter of 2003, an increase of $655,000, or 14.5%, from $4.5 million for the same period in 2002. Amortization of mortgage servicing rights increased by $937,000 primarily due to a valuation reserve of $640,000 that was established and because of increased amortization of mortgage servicing rights on single family loans that prepaid during the quarter. Other operating expenses decreased by $241,000 primarily due to a decrease in expenses related to the mortgage banking operation in Brooklyn Park, Minnesota which was phased out in the second half of 2002. Income tax expense increased by $433,000 between the periods primarily due to increased taxable income.

Return on Assets and Equity

Return on average assets for the second quarter of 2003 was 1.06%, compared to 0.72% for the second quarter of 2002. Return on average equity was 10.45% for the second quarter of more . . .

2003, compared to 6.75% for the same quarter in 2002. Book value per common share at June 30, 2003 was $17.44, compared to $16.71 at June 30, 2002.

Six Month Period Results

Net Income

Net income was $3.4 million for the six month period ended June 30, 2003, an increase of $184,000, or 5.7%, compared to $3.2 million for the six month period ended June 30, 2002.

Diluted earnings per share for the six month period in 2003 were $0.87, up $0.05 or 6.1%, from $0.82 for the same six month period in 2002.

Net Interest Income

In comparing the six month operating period results of 2003 to the six month period in 2002, net interest income increased by $716,000, or 6.7%, to $11.4 million for the six month period ended June 30, 2003. Interest income was $21.5 million for the six month period ended June 30, 2003, a decrease of $145,000, or 0.7%, from $21.7 million for the same six month period in 2002. Interest income declined primarily due to a reduction in interest rates on loans and investments between the two periods. Interest expense was $10.1 million for the six month period ended June 30, 2003, a decrease of $861,000, or 7.9%, from $10.9 million for the same period in 2002. Interest expense declined due to a decrease in the interest rates paid on deposit accounts between the periods.

Provision for Loan Losses

The provision for loan losses was $1.4 million for the six month period of 2003, an increase of $325,000 from $1.0 million for the same six month period in 2002. The provision for loan losses increased primarily due to the $74 million in growth that was experienced in the commercial and consumer loan portfolios during the first six months of 2003. Commercial and consumer loans generally require a larger provision due to the greater inherent credit risk of these loans. Total non-performing assets were $7.0 million at June 30, 2003, an increase of $2.1 million, or 42.0%, from $4.9 million at December 31, 2002. The increase in non-performing assets was due primarily to an increase in non-accruing loans. Non-accruing single family loans increased by $753,000, non-accruing commercial real estate loans increased by $881,000, non-accruing consumer loans increased by $241,000, and non-accruing commercial business loans increased by $262,000.

Non-Interest Income and Expense

Non-interest income was $5.3 million for the first six months of 2003, an increase of $1.8 million, or 52.3%, from $3.5 million for the same period in 2002. Non-interest income increased by $1.4 million due to increased gains on the sale of single family loans. Low mortgage rates during the first six months of 2003 resulted in higher loan orginations when compared to the first six months of 2002 as consumers took advantage of the low mortgage interest rates to purchase a home or refinance their existing home mortgage. Gains on the sale of securities increased by $770,000 during the period as investments were sold to fund a portion of the loan growth that was experienced during the first six months of 2003. Fee and service charge income increased by $193,000 between the two periods due to an increase in the fees charged, services offered, and the number of deposit accounts. Mortgage servicing fees increased by $118,000 between the periods because more loans were being serviced. These increases in non-interest income were partially offset by a $650,000 decrease in earnings from limited partnerships.

                                                                    more . . .

Interest rates on mortgage loans decreased during the first six months of 2003 which caused the value of HMN's investment in a limited partnership that owns mortgage loan servicing assets to decrease in value. The value of servicing rights generally decreases when mortgage rates decrease because of the anticipated increase in prepayments expected to be received on the mortgage servicing assets.

Non-interest expense was $10.4 million for the first six months of 2003, an increase of $1.7 million, or 19.9%, from $8.7 million for the same period in 2002. The increase was primarily the result of a $1.5 million increase in the amortization of mortgage servicing rights caused by record loan prepayments during the first six months of 2003 and because of an $800,000 impairment reserve established on the servicing portfolio during the period. Compensation and benefit expense increased by $287,000 due to costs associated with a separation agreement with a former executive officer and because of annual payroll and health insurance cost increases. Occupancy increased by $184,000 due to the increased number of facilities maintained during the six month period in 2003.

Return on Assets and Equity

Return on average assets for the six month period ended June 30, 2003 was 0.91%, compared to 0.92% for the same period in 2002. Return on average equity was 8.84% for the six-month period ended in 2003, compared to 8.79% for the same period in 2002.

President's Statement

President Michael McNeil said, "HMN has continued to follow its business plan of growing the Company while changing its mix of both assets and liabilities. These changes have improved the profitability of HMN's core business which resulted in quarterly and six month diluted earnings per share increases of $0.20 and $0.05, respectively."

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates nine offices in southern Minnesota and two in Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates a branch in Edina, Minnesota.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to HMN's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from HMN's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines. Additional factors that may cause actual results to differ from HMN's assumptions and expectations include those set forth in HMN's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$20,592,743	27,729,007
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $21,238,966 and $51,677,294)	21,120,738	51,895,832
Other marketable securities
(amortized cost $82,586,128 and $67,282,379)	84,510,254	69,501,417

	105,630,992	121,397,249

Loans held for sale	13,855,160	15,126,509
Loans receivable, net	606,930,531	533,905,652
Accrued interest receivable	3,302,099	3,050,636
Real estate, net	706,375	426,691
Federal Home Loan Bank stock, at cost	11,965,000	11,880,500
Mortgage servicing rights, net	2,447,952	2,691,031
Premises and equipment, net	12,591,030	12,875,816
Investment in limited partnerships	537,606	862,666
Goodwill	3,800,938	3,800,938
Core deposit intangible	505,730	561,331
Prepaid expenses and other assets	2,331,659	3,214,792
Due from brokers/trustees	712,100	0

Total assets	$785,909,915	737,522,818

Liabilities and Stockholders' Equity
Deposits	$463,185,005	432,951,462
Federal Home Loan Bank advances	235,300,000	218,300,000
Accrued interest payable	419,501	849,427
Advance payments by borrowers for taxes and insurance	620,416	707,213
Accrued expenses and other liabilities	7,999,274	7,614,406
Deferred tax liabilities	1,233,300	1,456,600

Total liabilities	708,757,496	661,879,108

Commitments and contingencies
Minority interest	(369,401)	(420,846)
Stockholders' equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91,287	91,287
Additional paid-in capital	57,930,389	58,885,279
Retained earnings, subject to certain restrictions	81,728,909	79,660,481
Accumulated other comprehensive income	1,167,597	1,575,577
Unearned employee stock ownership plan shares	(4,834,671)	(4,931,385)
Treasury stock, at cost 4,683,752 and 4,722,856 shares	(58,561,691)	(59,216,683)

Total stockholders' equity	77,521,820	76,064,556

Total liabilities and stockholders' equity	$785,909,915	737,522,818

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Interest income:
Loans receivable	$10,243,717	9,019,269	19,883,641	18,768,775
Securities available for sale:
Mortgage-backed and related	(39,454)	554,104	102,759	1,012,165
Other marketable	690,848	704,003	1,252,067	1,436,796
Cash equivalents	56,980	168,773	85,897	259,352
Other	84,033	65,040	182,684	174,702

Total interest income	11,036,124	10,511,189	21,507,048	21,651,790

Interest expense:
Deposits	2,492,554	2,633,678	4,963,817	5,747,225
Federal Home Loan Bank advances	2,615,630	2,594,935	5,094,302	5,171,798

Total interest expense	5,108,184	5,228,613	10,058,119	10,919,023

Net interest income	5,927,940	5,282,576	11,448,929	10,732,767
Provision for loan losses	490,000	310,000	1,355,000	1,030,000

Net interest income after provision for loan losses	5,437,940	4,972,576	10,093,929	9,702,767

Non-interest income:
Fees and service charges	555,036	390,352	987,176	794,161
Mortgage servicing fees	238,729	177,229	455,305	337,162
Securities gains, net	224,751	26,583	815,786	45,508
Gains on sales of loans	1,526,558	498,469	2,991,790	1,543,029
Earnings (losses) in limited partnerships	31,528	(51,946)	(323,314)	326,975
Other	114,694	150,914	335,794	408,980

Total non-interest income	2,691,296	1,191,601	5,262,537	3,455,815

Non-interest expense:
Compensation and benefits	2,027,572	2,068,560	4,307,074	4,020,044
Occupancy	769,518	726,261	1,593,317	1,409,688
Federal deposit insurance premiums	17,855	18,671	36,791	38,107
Advertising	100,988	146,537	185,852	289,082
Data processing	289,938	286,925	561,046	551,384
Amortization of mortgage servicing rights, net of valuation adjustments and servicing costs	1,108,101	171,104	1,898,631	382,306
Other	867,136	1,107,948	1,811,687	1,981,054

Total non-interest expense	5,181,108	4,526,006	10,394,398	8,671,665

Income before income tax expense	2,948,128	1,638,171	4,962,068	4,486,917
Income tax expense	917,900	485,100	1,542,300	1,325,200

Income before minority interest	2,030,228	1,153,071	3,419,768	3,161,717
Minority interest	0	(114,968)	0	(74,294)

Net income	$2,030,228	1,268,039	3,419,768	3,236,011

Basic earnings per share	$0.54	0.34	0.91	0.87

Diluted earnings per share	$0.52	0.32	0.87	0.82

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended June 30, 2003 2002		Six Months Ended June 30, 2003 2002
(dollars in thousands, except per share data)

I. OPERATING DATA:
Interest income	$11,036	10,511	21,507	21,652
Interest expense	5,108	5,228	10,058	10,919
Net interest income	5,928	5,283	11,449	10,733

II. AVERAGE BALANCES:
Assets (1)	771,117	705,781	754,504	711,042
Loans receivable, net	587,879	451,681	563,528	454,054
Mortgage-backed and related securities (1)	13,291	65,912	26,521	64,319
Interest-earning assets (1)	734,320	669,235	717,292	676,704
Interest-bearing liabilities	684,973	622,220	668,320	628,182
Equity (1)	77,957	75,378	78,040	74,265

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.06%	0.72%	0.91%	0.92%
Interest rate spread information:
Average during period	3.04	2.93	3.01	2.95
End of period	3.04	2.98	3.04	2.98
Net interest margin	3.24	3.17	3.22	3.20
Ratio of operating expense to average
total assets (annualized)	2.69	2.57	2.78	2.46
Return on average equity (annualized)	10.45	6.75	8.84	8.79
Efficiency	60.11	69.91	62.20	61.12

	June 30,	December 31,	June 30,
	2003	2002	2002

IV. ASSET QUALITY:
Total non-performing assets	$6,968	4,907	4,796
Non-performing assets to total assets	0.89%	0.67%	0.69%
Total non-performing loans	$5,587	3,507	2,570
Non-performing loans to total loans
receivable, net	0.92%	0.66%	0.55%
Allowance for loan losses	$6,088	4,824	4,109
Allowance for loan losses to total assets	0.77%	0.65%	0.59%
Allowance for loan losses to total loans
receivable, net	1.00	0.90	0.87
Allowance for loan losses to
non-performing loans	108.97	137.54	159.88

V. BOOK VALUE PER SHARE:
Book value per share	$17.44	17.28	16.71

	Six Months Ended June 30, 2003	Year Ended Dec 31, 2002	Six Months Ended June 30, 2002

VI. CAPITAL RATIOS:
Stockholders' equity to total assets,
at end of period	9.86%	10.31%	10.64%
Average stockholders' equity to
average assets (1)	10.34	10.66	10.44
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	107.33	107.53	107.72

	June 30,	December 31,	June 30,
	2003	2002	2002

VII. EMPLOYEE DATA:
Number of employees (2)	190	195	188

  Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.
  Number of employees is calculated on a full time equivalent basis.